Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-201603), in the Post-Effective Amendment No. 2 to Form S-1 on Form S-3 (No. 333-178308), and in the Registration Statements on Form S-8 (Nos. 333-181703, 333-196993 and 333-205117), pertaining to the Puma Biotechnology, Inc. 2011 Incentive Award Plan, as amended, of our report dated March 1, 2017, relating to the consolidated financial statements of Puma Biotechnology, Inc. and Subsidiary and the effectiveness of internal control over financial reporting of Puma Biotechnology, Inc. and Subsidiary included in the Annual Report on Form 10-K for the year ended December 31, 2016.

San Diego, California March 1, 2017	/s/ PKF PKF Certified Public Accountants A Professional Corporation